SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

Date of Report (Date of earliest event reported)  January 31,
1997

Weirton Steel Corporation

(Exact name of Registrant as specified in its charter)


        Delaware                      1-10244         06-1075442
(State or other jurisdiction       (Commission         (IRS or
of incorporation)                  File Number)     employer ID
                                                      No.)

400 Three Springs Drive
Weirton, West Virginia
(Address of principal executive offices)
26062-4989
(Zip Code)

Registrant's telephone number, including area code (304) 797-2000


Item 5.  OTHER EVENTS.

On February 4, 1997, the Company formally announced in a press release that the Company would be adversely affected by approximately $5.0 million in the first quarter of 1997 by an outage at its hot strip mill which commenced on January 31, 1997 and was expected to last for approximately one week. The text of the February 4, 1997 press release is filed as Exhibit 1 to this Report on Form 8-K.


EXHIBIT 1.

                    News Media Contact:      Analysts Contact:
                    Gregg Warren, Director        Rick Garan,
                                                  Director
                    Corp. Communications          Investor
                                                  Relations
                    304-797-2828                  304-797-2728

                                   February 4, 1997
For Immediate Release
WEIRTON STEEL EXPERIENCES HOT MILL OUTAGE

     WEIRTON, W. Va.-- Weirton Steel Corp. (NYSE:WS) today said it expects its 1997 first quarter operating performance to be adversely affected due to an outage which began late last week of its hot strip mill.

     The loss of production from this incident, together with minor disruptions in its primary metals facilities in January, will adversely affect the company's operating income for the first quarter by approximately $5 million.

     The hot strip mill was idled Jan. 31, after an electrical short circuit halted a 7,000 horsepower motor which drives the mill's reversing rougher. The reversing rougher is a step in reducing nine-inch thick steel slabs into thin coils of steel.

     Originally, the company expected the hot strip mill to return to service over the weekend, however, it now anticipates the mill will resume operations by the end of this week.

     "The necessary repairs, installation and testing of replacement components means that we will incur about a week of downtime on our hot strip mill in addition to some of our other downstream finishing operations," said Gregg Warren, company spokesman.

     The company plans to mitigate the impact of the hot strip mill outage by scheduling one additional turn per week on the unit once it has been returned to service.
                                                  - 30 -



SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


WEIRTON STEEL CORPORATION

Dated:  February 4, 1997
/s/ William R. Kiefer
________________________
William R. Kiefer
Vice President - Law